AMENDMENT

TO THE FUND SERVICING AGREEMENT BETWEEN

FLEXSHARES TRUST AND JPMORGAN CHASE BANK, N.A.

THIS AMENDMENT (the “Amendment”) is made and effective as of November 30, 2012 by FlexShares Trust, acting solely on behalf of each Fund (as defined in the Agreement) and JPMorgan Chase Bank, N.A., (“J.P. Morgan”), to the Fund Servicing Agreement (the “Agreement”) dated September 15, 2011, as amended, between FlexShares Trust, acting solely on behalf of each Fund (as defined in the Agreement) and J.P. Morgan.

WHEREAS, FlexShares Trust and J.P. Morgan entered in the Agreement pursuant which J.P. Morgan was appointed to provide custodial services to each Customer and now wish to amend Appendix A of the Agreement.

NOW, THEREFORE in consideration of the mutual agreements contained herein, the FlexShares Trust and J.P. Morgan agree as follows:

1.	Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with Appendix A attached hereto.

3.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4.	Each party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, un the date of this Amendment.

This Amendment may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. This Amendment supersedes all prior agreements and understandings relating, to the subject matter hereof. References to the Agreement shall be to the Agreement as amended by this Amendment.

THIS AMENDMENT WILL BE CONSTRUED, REGULATED, AND ADMINISTERED UNDER THE LAWS OF THE UNITED STATES OR STATE OF NEW YORK, AS APPLICABLE, WITHOUT REGARD TO NEW YORK’S PRINCIPLES REGARDING CONFLICT OF LAWS, EXCEPT THAT THE FOREGOING SHALL NOT REDUCE ANY STATUTORY RIGHT TO CHOOSE NEW YORK LAW OR FORUM.

[signature page follows]

Amendment to Fund Servicing Agreement — Revised Appendix A (11.30.12)

IN WITNESS WHEREOF, FlexShares Trust and J.P. Morgan have caused their names to be signed by their respective officers thereunto duly authorized, in each case, as of the date first above written.

FLEXSHARES TRUST, acting solely on behalf of each Fund listed on Exhibit A attached hereto

By:	/s/ Peter K. Ewing
Name:	Peter K. Ewing
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ellen E. Crane
Name:	Ellen E. Crane
Title:	Executive Director

Amendment to Fund Servicing Agreement — Revised Appendix A (11.30.12)

APPENDIX A

AS OF NOVEMBER 30, 2012

TO THE FUND SERVICING AGREEMENT BETWEEN

FLEXSHARES TRUST

AND JPMORGAN CHASE BANK, N.A.

1.	FlexShares® Morningstar US Market Factor Tilt Index Fund

2.	FtexShares® Morningstar Developed Markets ex-US Factor Tilt Index Fund

3.	FlexShares® Morningstar Emerging Markets Factor Tilt Index Fund

4.	FlexShares® Morningstar Global Upstream Natural Resources Index Fund

5.	FlexShares® iBoxx 3-Year Target Duration TIPS Index Fund

6.	FlexShares® iBoxx 5-Year Target Duration TIPS Index Fund

7.	FtexShares® iBoxx 7-Year Target Duration TIPS Index Fund

8.	FlexShares® Ready Access Variable Income Fund

9.	FlexShares® Quality Dividend Index Fund

10.	FlexShares® Quality Dividend Dynamic Index Fund

11.	FlexShares® Quality Dividend Defensive Index Fund

12.	FlexShares® International Quality Dividend Index Fund

13.	FlexShares® International Quality Dividend Dynamic Index Fund

14.	FlexShares® International Quality Dividend Defensive Index Fund

Amendment to Fund Servicing Agreement — Revised Appendix A (11.30.12)